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                                                                     Exhibit 1.2



                                                                   DRAFT 5/15/98
                                                                   -------------



                               ___________ Shares

                          CAMELOT MUSIC HOLDINGS, INC.

                            (a Delaware corporation)

                                  Common Stock

                           (Par Value $.01 Per Share)

                            INTERSYNDICATE AGREEMENT
                            ------------------------


                  Agreement, dated July ______, 1998, among (A) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Morgan Stanley & Co. Incorporated and McDonald & Company Securities, Inc. (together, the "U.S. Representatives") for the U.S. Underwriters (the "U.S. Underwriters") listed in Schedule A to the U.S. Purchase Agreement (the "U.S. Purchase Agreement"), dated July ______, 1998, among Camelot Music Holdings, Inc., a Delaware corporation (the "Company"), Camelot Music, Inc., a Pennsylvania corporation ("CMI"), the persons listed in Schedule B of the U.S. Purchase Agreement (the "Selling Shareholders") and the U.S. Underwriters, and (B) Merrill Lynch International ("MLI"), Morgan Stanley & Co. International Limited and McDonald & Company Securities, Inc. (collectively, the "Lead Managers") for the managers (the "Managers") listed in Schedule A to the International Purchase Agreement (the "International Purchase Agreement"), dated July ______, 1998, among the Company, CMI, the Selling Shareholders and the Managers. The U.S. Purchase Agreement and the International Purchase Agreement are together referred to herein as the "Purchase Agreements." Terms not defined herein are used as defined in the Purchase Agreements referred to above.

                  The U.S. Underwriters, pursuant to the U.S. Purchase Agreement, have agreed to purchase the Initial U.S. Securities and have been granted an option by the Company and the Selling Shareholders to purchase the U.S. Underwriters' pro rata portion of the U.S. Option Securities to cover over-allotments, and the Managers, pursuant to the International Purchase Agreement, have agreed to purchase the Initial International Securities and have been granted an option by the Company and the Selling Shareholders to purchase the Managers' pro rata portion of the International Option Securities to cover over-allotments. In connection with the foregoing, the U.S. Underwriters and the Managers deem it necessary and advisable that certain of the activities of the U.S. Underwriters and the Managers be coordinated pursuant to this Agreement.



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                  1. The U.S. Underwriters, acting through Merrill Lynch, and the Managers, acting through MLI, agree that they will consult each other as to the availability of the Initial U.S. Securities and the U.S. Option Securities (the Initial U.S. Securities and the U.S. Option Securities are collectively hereinafter called the "U.S. Securities") pursuant to the U.S. Purchase Agreement and as to the availability of the Initial International Securities and the International Option Securities (the Initial International Securities and the International Option Securities are collectively hereinafter called the "International Securities") pursuant to the International Purchase Agreement, in either case, from time to time until the termination of the selling restrictions applicable to the respective offerings by the U.S. Representatives and MLI. Based upon information received from the Managers and the U.S. Underwriters, respectively, MLI agrees to advise Merrill Lynch and Merrill Lynch agrees to advise MLI from time to time upon request during the consultation period contemplated above, of the respective number of International Securities purchased pursuant to the International Purchase Agreement and U.S. Securities purchased pursuant to the U.S. Purchase Agreement remaining unsold. From time to time as mutually agreed upon between MLI and Merrill Lynch, (a) MLI will sell for the account of one or more Managers to Merrill Lynch, for the account of one or more U.S. Underwriters, such number of International Securities purchased pursuant to the International Purchase Agreement and remaining unsold; and (b) Merrill Lynch will sell for the account of one or more U.S. Underwriters to MLI for the account of one or more Managers, such number of U.S. Securities purchased pursuant to the U.S. Purchase Agreement and remaining unsold.

                  Unless otherwise determined by mutual agreement of Merrill Lynch and MLI, the price of any shares of Common Stock so purchased or sold shall be the initial public offering price less the selling concession in each case as set forth in the U.S. Prospectus. Settlement between Merrill Lynch and MLI with respect to any Common Stock transferred hereunder at least three business days prior to the Closing Time shall be made at Closing Time and, in the case of purchases and sales made thereafter, as promptly as practicable but in no event later than three business days after the transfer date. Certificates representing the Common Stock so purchased shall be delivered on or about the respective settlement dates. The liability for payment to the Company and the Selling Shareholders of the purchase price of the Common Stock being purchased by the U.S. Underwriters and the Managers under the Purchase Agreements shall not be affected by the provisions of this Agreement.

                  Each U.S. Underwriter, acting through the U.S. Representatives, agrees that, except for purchases and sales pursuant to this Agreement and stabilization transactions contemplated hereunder conducted by it, it will offer, sell or deliver Common Stock, directly or indirectly, only to persons whom it believes may be a United States Person or a Canadian Person (as such terms are defined below) and persons


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whom it believes intend to reoffer, resell or deliver directly or indirectly the same to a United States Person or a Canadian Person, and any dealer to whom such U.S. Underwriter may sell Common Stock will agree that it will only offer, resell or deliver Common Stock directly or indirectly to persons whom such dealer believes may be a United States Person or a Canadian Person or at a reallowance only to other dealers who so agree.

                  Each International Manager, acting through MLI, agrees that, except for purchases and sales pursuant to this Agreement and stabilization transactions contemplated hereunder, it will not offer, sell or deliver Common Stock, directly or indirectly, to any person whom it believes may be a United States Person or a Canadian Person or any person whom it believes may intend to reoffer, resell or deliver directly or indirectly the same to any United States Person or any Canadian Person, and any dealer, bank or broker to whom such International Manager may sell Common Stock will agree that it will not offer, resell or deliver any Common Stock directly or indirectly to any person whom such dealer, bank or broker believes may be a United States Person or a Canadian Person nor at a reallowance to other dealers, bankers or brokers who do not so agree.

                  For purposes of this Agreement, "United States Person" shall mean any individual who is resident in the United States, or any corporation, pension, profit-sharing or other trust or entity organized under or governed by the laws of the United States or any political subdivision thereof (other than the foreign branch or office of any United States Person), and shall include any United States branch of a person other than a United States Person. "United States" shall mean the United States of America, its territories, its possessions and all areas subject to its jurisdiction. "Canadian Person" shall mean any individual who is resident in Canada, or any corporation, pension, profit-sharing or other trust or entity organized under or governed by the laws of Canada or any political subdivision thereof (other than the foreign branch or office of any Canadian Person), and shall include any Canadian branch or office of a person other than a Canadian Person. "Canada" shall mean Canada, its territories, its possessions and all areas subject to its jurisdiction.

                  2. All stabilization transactions shall be conducted at the direction and subject to the control of Merrill Lynch as hereinafter provided, so that stabilization activities worldwide shall be coordinated and conducted in compliance with any applicable laws and regulations. From time to time upon the request of MLI, Merrill Lynch will inform MLI of stabilization transactions effected pursuant to this Section.

                     a. The Lead Managers undertake, and agree to cause all Managers to undertake, that in connection with the distribution of Common Stock they will comply: with the applicable rules and regulations of the United States National


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Association of Securities Dealers, Inc.; with the prohibitions against trading by persons interested in a distribution; and with the requirements for the filing of all notices and reports relating thereto set forth in Regulation M and Rule 17a-2 under the United States Securities Exchange Act of 1934 and the Agreement Among Managers entered into by the Managers (the "AAM"). The Lead Managers will cause each dealer which has agreed to participate or is participating in the distribution to give a similar undertaking.

                     b. Merrill Lynch shall have sole responsibility with respect to any action which they may take to make over-allotments in arranging for sales of U.S. Option Securities and International Option Securities and shall have direction and control of any action taken for stabilizing the market price of the Common Stock, whether in the United States or on European stock exchanges or otherwise. All stabilization transactions by Merrill Lynch shall be for the respective accounts of the several U.S. Underwriters and Managers in the proportions set forth in Section 4 hereof. The net commitment for long or short accounts of the U.S. Underwriters or the Managers pursuant to such over allotment and stabilization transactions shall not exceed 20% of the number of U.S. Securities or International Securities, as the case may be, to be purchased by the U.S. Underwriters, or the Managers, respectively, as set forth in the U.S. Purchase Agreement or the International Purchase Agreement, respectively. The exercise by the U.S. Underwriters and the Managers of their respective options to purchase U.S. Option Securities and International Option Securities shall be at the direction of Merrill Lynch.

                  3. Merrill Lynch and MLI shall consult with each other as to the reservations for sale of the Common Stock made under the AAM, and upon reaching agreement with respect thereto, MLI shall reserve for sale and sell to the U.S. Underwriters, dealers, bankers, brokers and others indicated by Merrill Lynch, for the account of the respective Managers, International Securities to be purchased by such Managers, in the manner and at the price contemplated by
Section 1 hereof.

                  4. Merrill Lynch and MLI shall agree as to the expenses which will constitute expenses of the underwriting and distribution of the Common Stock to the U.S. Underwriters and the Managers, which expenses, as well as any stabilizing profits or losses, shall be allocated among the U.S. Underwriters and the Managers in the same proportion as the number of U.S. Securities purchased under the U.S. Purchase Agreement, and the number of International Securities purchased under the International Purchase Agreement bear to the aggregate number of shares of Common Stock purchased under the Purchase Agreements. Except with respect to such common expenses, the Managers will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the International Securities purchased by the Managers from the Company and the Selling Shareholders and the U.S. Underwriters will pay the aggregate expenses incurred in connection with the purchase, carrying or sale of the


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U.S. Securities purchased by the U.S. Underwriters from the Company and the
Selling Shareholders.

                  5. The U.S. Representatives and MLI agree that:

                     a. if the Closing Time is not on the day provided in the Purchase Agreements, Merrill Lynch and MLI will mutually agree on a postponed date within the time permitted by the Purchase Agreements and the settlement dates herein provided shall be adjusted accordingly;

                     b. changes in the offering price to the public or in the concession and reallowance to dealers, bankers or brokers will be made only after consultation, but in accordance with the direction of Merrill Lynch, during the consultation period specified in the first sentence of Section 1 hereof;

                     c. Merrill Lynch and MLI will each keep the other fully informed of the progress of the offering and distribution of the Common Stock;

                     d. MLI agrees that it will cause the termination of the AAM at such time as Merrill Lynch shall determine; and

                     e. advertising with respect to the offering shall be as mutually agreed upon by Merrill Lynch and MLI.

                  6. This Agreement may be amended prior to the Closing Time by mutual written consent.

                  7. This Agreement may be signed in various counterparts, which together shall constitute one and the same instrument.

                  8. THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SAID STATE.

                  9. The U.S. Underwriters and MLI hereby (a) submit to the jurisdiction of any New York State or Federal court sitting in the City of New York with respect to any actions and proceedings arising out of or relating to this Agreement, (b) agree that all claims with respect to such actions or proceedings may be heard and determined in such New York State or Federal court,
(c) waive the defense of an inconvenient forum, (d) consent to the service of process upon it by mailing or delivering such service to it by registered mail addressed as specified pursuant to the U.S. Purchase Agreement and the International Purchase Agreement, as the case may be, and (e) agree that a final judgment in any such action or proceeding shall be


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conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.





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                  IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

Acting on behalf of themselves and the other U.S. Underwriters:

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated
Morgan Stanley & Co. Incorporated
McDonald & Company Securities, Inc.

By:  Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated



By:___________________________________________




Acting on behalf of themselves and the other Managers:

Merrill Lynch International
Morgan Stanley & Co. International Limited
McDonald & Company Securities, Inc.

By: Merrill Lynch International



By:___________________________________________






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